Exhibit 99.1

Cheniere Energy Partners Reports First Quarter 2009 Results

HOUSTON--(BUSINESS WIRE)--May 8, 2009--Cheniere Energy Partners, L.P. (“Cheniere Partners”) (NYSE Amex: CQP) reported net income of $13.6 million, or $0.08 per limited partner unit (basic and diluted), for the first quarter of 2009 compared to a net loss of $14.5 million, or $0.09 per limited partner unit (basic and diluted), for the corresponding period in 2008.

Operating results increased $47.5 million, from an operating loss of $4.1 million for the first quarter of 2008 to operating income of $43.4 million for the first quarter of 2009 due to the Sabine Pass LNG receiving terminal being placed into service during the second half of 2008 and the Cheniere Marketing, LLC terminal use agreement (“TUA”) with Sabine Pass LNG, L.P. (“Sabine Pass LNG”) becoming effective in October 2008. Revenues for the first quarter 2009 consist of capacity payments made from Cheniere Marketing, LLC under its TUA. LNG receiving terminal development expenses decreased by $1.9 million, and LNG receiving terminal operating expenses and depreciation and amortization expenses each increased by $6.6 million from the first quarter of 2009 compared to the first quarter of 2008. Interest expense increased compared to the prior period primarily due to less interest expense qualifying for capitalization during construction with the placement of a portion of the terminal into service. Additionally, the average outstanding debt balance was higher in the first quarter of 2009 compared to the prior period of 2008.

Cash and Cash Equivalents

At March 31, 2009, Cheniere Partners had cash and cash equivalents of $169.9 million. These unrestricted funds are available for construction, working capital and general purposes. Included in Cheniere Partner’s unrestricted cash balance at March 31, 2009 is $62.4 million paid by Cheniere Marketing, LLC for its second quarter 2009 TUA capacity payments. Cash and cash equivalents also includes the first capacity payment received from Total LNG USA, Inc. under its TUA with Sabine Pass LNG for the month of April 2009.

At March 31, 2009, Cheniere Partners had restricted cash and cash equivalents and treasury securities of $170.1 million, including approximately $82.4 million in a permanent debt service reserve account and $54.9 million for four months of interest as required under the indenture governing the Sabine Pass LNG senior notes, as well as $32.8 million for distributions to Cheniere Partners’ common unit holders and general partner.

2009 Outlook

Construction is ongoing for the remaining portion of the Sabine Pass LNG receiving terminal and is expected to be completed during the third quarter of 2009. Total construction costs excluding financing costs continue to be estimated at $1.559 billion. Costs incurred through March 31, 2009 were $1.465 billion. The TUAs with Cheniere Marketing and Total became effective in October 2008 and April 2009, respectively, and Chevron’s TUA will become effective during July 2009.

Cheniere Partners estimates its annualized distribution to unit holders will be $1.70 per unit. Distributions for the first quarter of 2009 will be paid May 15, 2009.

Cheniere Energy Partners, L.P. owns 100 percent of the Sabine Pass LNG receiving terminal located in western Cameron Parish, Louisiana on the Sabine Pass Channel. Once construction is complete, the terminal will have send-out capacity of 4.0 Bcf/d and storage capacity of 16.8 Bcf. Construction for 2.6 Bcf/d was completed in 2008 and construction for the remaining 1.4 Bcf/d is expected to be complete in the third quarter of this year. Additional information about Cheniere Energy Partners, L.P. may be found on its website: www.cheniereenergypartners.com.

This press release contains certain statements that may include “forward-looking statements” within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere Energy Partners’ business strategy, plans and objectives and (ii) statements expressing beliefs and expectations regarding the development of Cheniere Energy Partners’ LNG receiving terminal business. Although Cheniere Energy Partners believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere Energy Partners’ actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere Energy Partners’ periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere Energy Partners does not assume a duty to update these forward-looking statements.

Cheniere Energy Partners, L.P. (1)
Selected Financial Information
(in thousands)

	Three Months Ended March 31,
	2009 (2)	2008 (2)
	(Unaudited)	(Unaudited)

Revenues	$62,549	$—
Operating costs and expenses
LNG receiving terminal development expense	—	1,921
LNG receiving terminal operating expense	6,557	4
Depreciation, depletion and amortization	6,649	19
General and administrative expense	5,947	2,156
Total operating costs and expenses	19,153	4,100

Income (loss) from operations	43,396	(4,100)

Interest expense, net	(32,942)	(16,298)
Interest income	560	6,703
Derivative gain (loss)	2,562	(830)
Other	12	10
Net Income (loss)	$13,588	$(14,515)

Allocation of net income (loss) to partners:
Limited partners’ interest	13,316	(14,225)
General partner’s interest	272	(290)
Net income (loss) to partners	$13,588	$(14,515)

Basic and diluted net income (loss) per limited partner unit	$0.08	$(0.09)

Weighted average limited partners units outstanding used for basic and diluted net income (loss) per unit calculation:
Common units	26,416	26,416
Subordinated units	135,384	135,384

	March 31, 2009 (3)	December 31, 2008 (3)
	(Unaudited)
Cash and cash equivalents	$169,943	$7
Restricted cash and cash equivalents	54,961	235,985
Other current assets	16,582	10,111
Non-current restricted cash, cash equivalents and treasury securities
	115,174	158,813
Property, plant and equipment, net	1,565,772	1,517,507
Debt issuance costs, net	29,816	30,748
Advances under long-term contracts	4,573	10,705
Advances to Affiliate – LNG Held for Commissioning	13,673	9,923
Other assets	5,031	5,036
Total assets	$1,975,525	$1,978,835

Current liabilities	$162,475	$107,003
Long-term debt, net of discount	2,108,280	2,107,673
Long-term debt – Related party	71,228	70,661
Deferred revenue (including affiliate)	41,471	42,471
Other liabilities	337	2,712
Total partner’s deficit	(408,266)	(351,685)
Total liabilities and partners’ deficit	$1,975,525	$1,978,835

(1) Please refer to Cheniere Energy Partners, L.P. Quarterly Report on Form 10-Q for the period ended March 31, 2009, filed with the Securities and Exchange Commission.

(2) Consolidated operating results of Cheniere Energy Partners, L.P. and its consolidated subsidiaries for the three months ended March 31, 2009 and 2008.

(3) Consolidated balance sheet of Cheniere Energy Partners, L.P. and its consolidated subsidiaries at March 31, 2009 and December 31, 2008.

CONTACT:
Cheniere Energy Partners, L.P.
Investors:
Christina Cavarretta, 713-375-5100
or
Media:
Diane Haggard, 713-375-5259